RESOLUTIONS OF THE
                              BOARD OF DIRECTORS OF
                               HALLIBURTON COMPANY
                          EFFECTIVE SEPTEMBER 28, 1998


                  WHEREAS, the Board of Directors of the Company has heretofore authorized the offering from time to time, at an aggregate initial offering price of up to $500,000,000, of Medium-Term Notes Due Nine Months or More From Date of Issue, Series A (the "Series A Notes"), and the Company has registered the offering, sale and delivery of the Series A Notes pursuant to the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 (the "First Registration Statement") filed with the Securities and Exchange Commission (the "Commission"); and

                  WHEREAS, to date Series A Notes, offered by the Company at an aggregate initial offering price of $300,000,000, have been issued and sold by the Company under the First Registration Statement; and

                  WHEREAS, the Board of Directors of the Company has determined that the requirements of the Company for long term debt capital may exceed $200,000,000, the amount of Series A Notes remaining available for sale and that, therefore, it is in the best interest of the Company to establish an additional Medium Term Notes Program; and

                  WHEREAS, pursuant to resolutions theretofore adopted by the Board of Directors of the Company, the Company filed a Registration Statement on Form S-3 (the "Second Registration Statement") on August 1, 1997 relating to the offering from time to time, at an aggregate initial offering price of up to $600,000,000, of senior and subordinated debt securities of the Company, none of which has yet been offered or sold; and

                  WHEREAS, subject to certain limitations, this Board of Directors deems it appropriate to delegate its authority to certain officers of the Company in connection with the Series B Notes (as hereinafter defined) that are not originally offered at one time, including the authority to fix the terms of such Series B Notes; and

                  WHEREAS, terms used in the following resolutions (and not otherwise defined therein) are defined in the Second Senior Indenture dated as of December 1,1996, among the predecessor of the Company and Texas Commerce Bank National Association (now Chase Bank of Texas, N.
         A. and herein called the "Trustee") as the same has heretofore been and may hereafter be amended or supplemented (the "Second Senior Indenture");


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         NOW, THEREFORE, BE IT:

                  RESOLVED, that this Board of Directors does hereby authorize the issuance under the Second Senior Indenture of a series of securities with terms, in addition to the terms provided in the Second Senior Indenture with respect to Securities of a series issued thereunder, as follows:

                  (i) The title of the Securities is "Medium-Term Notes Due Nine Months or More From Date of Issue, Series B" (the "Series B Notes").

                  (ii) The Series B Notes are limited in aggregate principal amount to the amount that may be sold at an aggregate initial offering price of up to $600,000,000, subject to reduction by the aggregate initial offering price of Securities other than the Series A Notes and the Series B Notes sold pursuant to the Second Senior Indenture or the Subordinated Indenture (as defined in the Second Registration Statement). Subject to the foregoing, the aggregate principal amount of the Series B Notes to be issued and sold from time to time shall be as
         (i) determined on behalf of the Company by the Chief Executive Officer, the President and Chief Operating Officer, any Executive Vice President, the Vice President and Treasurer or the Vice President and Secretary (each an "Authorized Officer") and (ii) set forth in a written request to the Trustee for authentication (an "Authentication Request") signed by an Authorized Officer or any Vice President, any Assistant Treasurer, the Controller, or any other officer or employee of the Company designated in writing by any two Authorized Officers (each of the foregoing, a "Designated Person").

                  (iii) The Series B Notes may be issued only as Senior Notes. The Series B Notes will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Series B Notes may also be issued as original issue discount notes ("OID Notes") and may be issued as Global Securities. They may also be issued with the amount of principal (and premium, if any) and/or any interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks or other price or exchange rate ("Indexed Notes").

                  (iv) Any interest on the Series B Notes will be payable generally to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding the Interest Payment Date; provided, however, that interest payable at maturity will be payable to the person to whom principal shall be payable.

                  (v) The date on which the principal of each of the Series B Notes is payable shall be any day nine months or later from its date of issue, as determined on behalf of the Company from time to time by an Authorized Officer and set forth in an Authentication Request.


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                  (vi)   Each Note, other  than an OID Note,  will bear interest
         at either: a fixed rate (a "Fixed Rate Note") or a variable rate determined by reference to an interest rate formula (a "Floating Rate Note").

                  (vii) Unless otherwise indicated in the Pricing Supplement, the Regular Record Date for any Floating Rate Note shall be the date 15 calendar days before each Interest Payment Date whether or not such date shall be a Business Day and the Interest Payment Dates for any Fixed Rate Note shall be March 31 and September 30 of each year.

                  (viii) Unless otherwise determined on behalf of the Company by an Authorized Officer and set forth in an Authentication Request, payments of principal of, premium, if any, and interest on the Series B Notes shall be at the corporate trust office maintained by the Trustee, as paying agent, in The City of New York, or such other office or agency as may be designated by the Company; provided, however, that at the option of the Company payment of interest (other than interest at maturity) may be made by check mailed to the address of the Person entitled thereto at such address as shall appear in the Security Register; and provided, further, that payment of the principal of, premium, if any, and interest due on any Note which is a Book-Entry Note will be made in immediately available funds at such corporate trust office or such other office or agency.

                  (ix) If so specified in the applicable Pricing Supplement, the Series B Notes will be repayable by the Company in whole or from time to time in part at the option of the Holders thereof on the optional repayment dates ("Optional Repayment Dates") specified in such Pricing Supplement.

                  (x) The right, if any, of the Company to redeem each of the Series B Notes, in whole or in part, at its option and the period or periods within which, the price or prices at which and the terms and conditions upon which such Note may be so redeemed shall be as established on behalf of the Company by an Authorized Officer and set forth in the applicable Pricing Supplement.

                  (xi) The Series B Notes may be denominated in U.S. dollars or in such other currency or composite currency unit (a "Specified Currency") as indicated in the applicable Pricing Supplement, and, unless otherwise specified in the applicable Pricing Supplement, payments of principal of, premium, if any, and interest on the Series B Notes may be made only in U.S. dollars. If so specified in the applicable Pricing Supplement, payments of principal of, premium, if any, and interest on the Series B Notes denominated in other than U.S. dollars will be made in the Specified Currency at the option of the Holders thereof.

                  (xii) Unless otherwise determined on behalf of the Company by an Authorized Officer and set forth in an Authentication Request, the Series B Notes (other than Global Notes representing Book-Entry Notes) denominated in U.S. dollars ("U.S. Currency Notes") will be issued only in fully registered form in minimum denominations of $1,000 and integral multiples thereof. Notes denominated in a Specified Currency other than U.S. dollars ("Foreign Currency Notes") will be issued in

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         authorized denominations that are equivalent,  at the 11:00 a.m. buying rate in the City of New York for cable transfers in such Specified Currency as certified for customs purposes by the Federal Reserve Bank of New York (the "Market Exchange Agent") on the first Business Day in the City of New York and the country issuing such currency next preceding the date on which the Company accepts the offer to purchase such Foreign Currency Note, to $100,000 (rounded down to an integral multiple of 10,000 units of such Specified Currency) and integral multiples of 10,000 units of such Specified Currency in excess thereof.

                  (xiii) Any legends to be stamped or imprinted on all or a portion of the Series B Notes, and the terms and conditions upon which any legends may be removed, shall be as set forth in the form of Series B Notes.

                  (xiv) If agreed by the initial purchaser and on behalf of the Company by an Authorized Officer and set forth in an Authentication Request, any of the Series B Notes shall be issued upon original issuance as Book-Entry Notes. The Depository with respect to Book-Entry Notes shall be The Depository Trust Company. Any such Book-Entry Note may be exchanged for Series B Notes registered in the name of a Holder other than the Depository or its nominee only if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository or the Depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the Company in its sole discretion instructs the Trustee that such Book-Entry Note shall be so exchangeable or (iii) there shall have occurred and be continuing an Event of Default with respect to such Book-Entry Note.

                  (xv) The provisions of Sections 10.1(B) and 10.1(C) of the Second Senior Indenture relating to defeasance and discharge prior to maturity are applicable to the Series B Notes; and further

                  RESOLVED, that the form, terms and provisions of the Third Supplemental Indenture to be dated as of August 1,1997 between the Company and the Trustee relating to the Series A Notes and the form, terms and provisions of the Fourth Supplemental Indenture to be dated as of September 30, 1998 between the Company and the Trustee relating to the Series B Notes, each in the form presented to this meeting and supplementing and amending the Second Senior Indenture, be and they hereby are authorized and approved; and further

                  RESOLVED, that the Authorized Officers be and they hereby are authorized, for, in the name and on behalf of the Company, to execute, acknowledge and deliver the Third Supplemental Indenture and the Fourth Supplemental Indenture with such changes therein as the Authorized Officers executing the same shall approve, such approval to be conclusively evidenced by such officers' execution and delivery thereof; and further


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                  RESOLVED,  that the Authorized Officers be and they hereby are authorized for, in the name and on behalf of the Company, to enter into a distribution agreement for the Series B Notes (the "Distribution Agreement") with an investment banking firm or firms or broker-dealer or broker-dealers as an agent or agents (the "Note Agents") that authorizes, among other things, (i) the Note Agents to use their reasonable efforts to solicit purchases of the Series B Notes, (ii) the purchase of the Series B Notes by the Note Agents acting as principal or (iii) a firm underwriting of the sale of the Series B Notes by the Note Agents, such Distribution Agreement to be in such form as may be approved by an Authorized Officer, such approval to be conclusively evidenced by such officer's execution and delivery thereof; and further

                  RESOLVED, that any Authorized Officer is authorized to select one or more investment banking firms or broker-dealers ("Additional Agents") in addition to the Note Agents to perform any or all of the duties and obligations specified in the preceding resolution, upon written agreement in such form as may be approved by an Authorized Officer, with such Authorized Officer's approval to be conclusively evidenced by his execution and delivery thereof; and further

                  RESOLVED, that notwithstanding the provisions of the preceding resolutions relating to the execution of a Distribution Agreement and the appointment of one or more Note Agents and Additional Agents, the Company reserves the right:

                  (i) on its own behalf; to sell the Series B Notes directly from time to time, in which event no commissions will be owed or paid in connection therewith;

                  (ii) to sell the Series B Notes through any member or members of a group comprised of one or more Note Agents and any Additional Agents to the exclusion of any other Note Agents or Additional Agents and in such event no commission or other remuneration shall be owed to the latter Note Agents or Additional Agents; and

                  (iii) to accept or reject offers to purchase Series B Notes, in whole or in part; and further

                  RESOLVED, that prior to sale of the Series B Notes, from time to time and subject to the terms of the preceding resolutions, any duly Authorized Officer shall on behalf of the Company have the authority to determine:

                  (i) the aggregate principal amount and maturities of the Series B Notes to be offered and the initial offering price of the Series B Notes;

                  (ii) whether such Series B Notes are to be Fixed Rate Notes, Floating Rate Notes or OID Notes (including zero coupon obligations) and, if interest bearing, appropriate Interest Record Dates and Interest Payment Dates and, if OID Notes, appropriate discount rates with respect thereto;


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                  (iii)  whether  the Series  B Notes are to be Indexed Notes or
         Amortizing Notes;

                  (iv) whether the Series B Notes are to be subject to redemption at the option of the Company and the terms thereof; if subject to redemption;

                  (v) whether the Series B Notes will be subject to repayment by the Company at the option of the Holders thereof prior to the stated maturity of the Series B Notes, and the terms thereof, including, without limitation, designating Optional Repayment Dates;

                  (vi) the amount of any discounts, allowances or commissions to be paid or allowed to the Note Agents and to any Additional Agents; and

                  (vii) any other terms of the Series B Notes and of the offering and sale thereof that are not inconsistent with this and the preceding resolutions;

         and thereafter to cause an appropriate Prospectus Supplement and appropriate Pricing Supplements to the Prospectus contained in the Second Registration Statement to be prepared, filed with the Commission and delivered to investors and one or more Authentication Requests to be delivered to the Trustee for action in keeping therewith.